EXHIBIT 99.2

Overview

We are a leading digital marketplace, media and solutions provider for the automotive industry, connecting car shoppers with sellers. Through our marketplace, dealer websites and other digital solutions, we showcase dealer inventory, elevate and amplify dealer and automobile original equipment manufacturer (“OEM”) brands, connect with our ready-to-buy audience and empower shoppers and sellers with the resources and information needed to make confident car-buying and selling decisions. Our digital solutions strategy builds on the rich data and audience of our digital marketplace to offer solutions to drive growth and efficiency for the automotive industry. We launched in 1998 with the flagship marketplace Cars.com and, on June 1, 2017, became a publicly traded company with our shares traded on the New York Stock Exchange (the “NYSE”). Our portfolio of brands now includes Cars.com, Dealer Inspire, DealerRater, FUEL, Auto.com, PickupTrucks.com and NewCars.com.

Our Business

Attracting ready-to-buy car shoppers to our marketplace is crucial to meeting the needs of our customers. Driven by the strength of the Cars.com brand name and our extensive trusted editorial content, we attract nearly 24 million unique visitors each month, the vast majority coming to us directly or organically. Approximately 85% of consumers who visit Cars.com intend to purchase a vehicle within the next six months, and we believe Cars.com has some of our category’s strongest site engagement.

Our marketplace offering is core to our business, and we have built on this strength to increase our value to customers by providing digital solutions. Through the acquisitions of DealerRater in 2016 and Dealer Inspire in 2018 and our recently launched FUEL solution, we have materially expanded our solutions and media offerings to improve the sales, operational efficiency and profitability of our automotive customers.

For Shoppers

At the core of our business, is a powerful marketplace that functions as a definitive resource for car buyers. We are known for our scale and depth with over three million used and new vehicle listings, more than eight million consumer and expert editorial reviews, and a significant news and research section that helps shoppers along their purchase journey. Our user experience is focused on reducing friction, improving speed and delivering powerful results that empower buyers, including several pricing, comparison, research and communication tools.

With the imposition of government restrictions in response to the COVID-19 pandemic, we expedited the launch of our latest digital retail products to meet the rise in demand for online car shopping and buying. Both buyers and sellers have accelerated their digital behavior. With digital tools and virtual buying and selling emerging as a defining feature of our offerings, we pivoted quickly to meet the market in March 2020 with the launch of new Home Delivery and Virtual Appointment badges, allowing shoppers to easily identify which dealerships offer these digital and contactless buying options. More than two million vehicles are now badged by approximately 8,000 dealers nationwide. In addition, we launched Virtual Test Drives to enable shoppers to remotely experience many of the features and functionality of a vehicle. These new products supplement our existing Conversations chat tool and Online Shopper digital retailing tools and allow shoppers to continue to communicate directly with dealers and create a frictionless shopping and selling experience, despite COVID-19 related restrictions.

For Sellers

We offer local dealers, OEMs, dealer groups and auto-adjacent companies a variety of digital products utilizing media, technology and data. We generate revenue primarily through the sale of our marketplace subscription products to car dealer customers, through which we provide dealers with access to our high-quality, in-market audience of car shoppers. We supplement our advertising products with our digital solution offerings, which have become a key area of growth.

Customers

Our primary customers are car dealers and OEMs. For the six months ended June 30, 2020, approximately 83% of our revenue was generated from car dealerships, 14% related to OEMs and national advertisers and 3% was generated from other sources.

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Dealer Customers. As of June 30, 2020, we served 18,033 dealer customers, including both franchise dealers and independent dealers, both virtual and those with brick and mortar stores, representing all 50 states. The vast majority of our dealer customers are sellers advertising through our marketplace subscription product.

●	OEMs. As of June 30, 2020, we served nearly all of the major automakers that market vehicles in the United States.

Products

Our core products for sellers include:

Marketplace Products

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Marketplace Subscriptions. We sell marketplace subscription packages to dealer customers, through which we showcase their available new and used vehicle inventory to our valuable audience of in-market car shoppers. We also offer our customers several add-on products, which include premium on-platform advertising products that can be uniquely tailored to an individual dealer customer. Our marketplace subscription service is our largest product by revenue and customer count.

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Social Selling. In 2018, we pioneered the use of social media platforms to sell cars. Our solutions connect dealers and OEMs with a new audience, expanding their opportunity to sell more cars. For dealers and OEMs, we offer Cars Social, which serves native advertisements displaying real-time inventory to consumers on Facebook and Instagram and leverages our valuable first-party audience data to target shoppers.

Digital Solutions

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Website Platform Hosting. Dealer Inspire is a seven-time Automotive Website Award Pinnacle Platform Winner. Our advanced website platform is the core of our connected ecosystem of solutions that make automotive retail faster, easier and smarter from search to signature. Built on a customizable platform and designed with user behavior data, our websites are set apart by advanced technologies that drive modern consumers toward purchase decisions. Website hosting is a business with high retention rates and supports the reliability, stability and diversification of our revenue streams.

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AI Chat Tool. Our Conversations product turns chats into customers by leveraging AI technology and managed chat support to instantly respond to all incoming messages 24/7. Conversations is built to connect today’s car shoppers with dealerships — wherever, whenever and however they want to shop.

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Digital Retailing. Our Online Shopper solution enables e-commerce transactions for dealers. The “Garage” feature allows shoppers to save vehicles, customize and compare their payments side-by-side, add finance and insurance products and aftermarket accessories and checkout for delivery or pick-up in just three easy steps.

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Review and Reputation Management. We are the largest dealer review platform in the industry, with more than eight million consumer and expert editorial reviews. Our reputation management solutions enable dealers to build, measure, monitor and manage their review programs. DealerRater reviews are syndicated across a variety of platforms (including Cars.com), reaching more than 40 million consumers, digitally, each month.

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First-Party Data Solutions. Launched in 2020, FUEL is a digital video solution that provides OEMs and dealers with the opportunity to reach our high-quality audience of nearly 24 million monthly car shoppers on their screen of choice via social media platforms and streaming apps. FUEL’s targeted approach drives high advertising efficiency and compares favorably to the high-cost broadcast television solutions that dealers and OEMS have historically relied on.

Advertising

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Display Advertising. Our display advertising business helps dealers and manufacturers extend their reach and efficiently access our large audience of in-market car shoppers. The geographically targeted advertising served on our site and mobile app enables retailers to increase brand awareness and promote inventory.

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Digital Advertising Services. We also offer programs that manage dealer search engine optimization, as well as, paid media spend beyond the Cars.com platform. Our data analytics and insights ensure dealers search investments are deployed in the most efficient manner possible.

Our Strengths and Competitive Advantages

Our strategy is to drive growth and efficiency in the automotive industry by uniting media, solutions and data. We believe our business has many competitive advantages, including:

A powerful family of brands with industry-leading fundamentals at scale

Cars.com is synonymous with car shopping. Among our competitors, we rank No. 1 in brand awareness according to a leading brand strategy firm. We are trusted as a reliable partner for car buyers and sellers. Among marketplaces, we are unique in extending our focus to automotive solutions. Additionally, Dealer Inspire is widely recognized as an industry innovator that has helped to shape the future of automotive retail for sellers. In 2019, Dealer Inspire earned 9.5 out of 10 in a customer satisfaction survey. DealerRater is one of the leading dealer review platforms in the industry. Our newly launched FUEL solution further differentiates us, as we leverage our powerful audience data to efficiently target shoppers on streaming apps and social media platforms through digital video. Together, Cars.com, Dealer Inspire, DealerRater and FUEL are a strong force delivering the only truly integrated digital marketplace and solutions provider in the market today.

A growing, high-quality audience drives our leading marketplace

We have made strategic investments in technology and marketing to deliver what we believe is the industry’s most qualified audience of car shoppers. And as a result, we have seen more than two years of consecutive year-over-year quarterly traffic growth as well as recent growth in traditional leads.

Our network had nearly 600 million annual site visits as of June 30, 2020 and nearly 24 million average monthly unique visitors for the six months ended June 30, 2020. As the category URL with a trusted consumer brand, the majority of our traffic is generated organically. Over the past 20 years, we have made more than half a billion connections between car shoppers and sellers.

Further, approximately more than 85% of our audience is in-market to buy a car, compared to a fraction of the general population. The average time to a car purchase is less than 60 days, while approximately 49% of our audience plans to buy within 30 days. Thus, we offer unique reach for advertisers and attract automotive manufacturers and dealerships seeking digital platforms for impactful campaigns and transaction consumers.

The quality of our in-market audience is validated by the increasingly strong retention rates we are experiencing across our base of dealer customers. Our network of over 18,000 dealer customers maintain over three million average daily listings on our marketplace.

Internal research suggests that approximately 70% of consumers want to execute some portion of the auto purchase online. Since the COVID-19 pandemic began, consumers’ desire to complete price negotiations online has increased over 40%. Our marketplace plays an integral role in digitally connecting consumers and dealers to help facilitate these online transactions.

A growing suite of digital solutions for the automotive industry

Our robust solutions portfolio is an important component of our strategy and a key differentiator from our competitors. Our solutions and technology help sellers expand their influence and engagement with consumers across the entire purchasing journey, boost sales and increase operational efficiency and profitability. Examples of these solutions include:

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Dealer Inspire. Through Dealer Inspire, we manage the digital storefront of dealers, hosting over 4,000 websites, and have partnerships with nearly all OEMs marketing vehicles in the United States and Canada. Our digital retailing and selling tools, such as Conversations and Online Shopper, further enhance our value proposition to dealers. These fully integrated, value-add tools allow consumers to explore pricing and financing options and also enable consumers and dealers to connect directly via chat and text.

●	DealerRater. DealerRater’s platform for collecting and publishing ratings and reviews, including reviews of salespeople, is an important point of connection between dealers and consumers. Many shoppers would like to select with whom to engage while purchasing a vehicle. According to a 2020 J.D. Power New Autoshopper Study, approximately 64% of car shoppers use consumer reviews to help narrow down their choices.

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FUEL. Our FUEL solution provides dealers and OEMs the opportunity to harness the power and efficiency of digital video — a market that is predicted to grow to $4.8 billion by 2023 — by leveraging our unique, first-party audience data. Dealers and OEMs today rely on broadcast television and general audiences for advertising. Our in-market video strategy allows dealers to become hyper-efficient with marketing spend and target those customers who are looking to purchase a vehicle by serving short video clips on platforms such as YouTube, Hulu and Facebook.

A strong financial position

We generate approximately 80% of our revenue through subscription services, including our marketplace and digital solutions products, which are sold directly to dealers and indirectly through admission into OEM programs. Consistent value delivery to our automotive customers and the car buying consumer has allowed us to improve dealer retention. Strong brand recognition and investments in SEO have allowed us to drive material efficiencies in our marketing spend. As a result, we are not as reliant on paid media spend as others in our industry, and we believe we have among the most efficient marketing spend in our industry.

Our large dealer base, together with efficient spend, helps maintain strong and stable Adjusted EBITDA margins. Further, our business has a strong balance sheet, minimal working capital and low capital expenditure requirements, which allow us to generate substantial cash flow both to deleverage and to invest into the future growth of our business.

Our Industry

We operate in the large and growing automotive advertising and technology solutions market. According to the 2020 Automotive Outlook Report of Borrell Associates, approximately 63% of the $33 billion U.S. auto advertising industry is projected to be spent on digital marketing in 2020. By 2023, advertising for the automotive industry is expected to grow to approximately $36 billion, with digital advertising expected to reach approximately 74% of the overall market spend over the same period. Furthermore, dealers spend almost four times more on technology solutions than advertising, according to Borrell Associates.

Automotive dealers operate in a competitive market. Prior to the COVID-19 pandemic, dealers were experiencing margin compression, decreased OEM support and growing customer expectations with respect to service and support. As a result, dealers invested more in technology solutions and first-party platforms (their own websites). This trend has accelerated in the current COVID-19 environment. Dealers are embracing technology solutions that help drive operational efficiency and allow them to support consumers through their preferred channels (online, offline or both). In part by leveraging technology solutions, many dealers are achieving record profitability. As the only truly integrated marketplace and solutions provider in the market today, we are uniquely well-positioned to support dealers with our comprehensive, multi-faceted sales-oriented suite of tools and solutions, with one of the biggest online marketplaces as its crown jewel.

For shoppers, buying a car is one of life’s most significant and researched decisions. According to Mintel’s 2020 car purchasing study, approximately 69% of car shoppers believe buying a vehicle is stressful. Numerous product options with opaque, negotiable prices and gaps in the online-to-offline shopping experience add complexity to an already overwhelming decision-making process. Shoppers want a streamlined, simplified automotive retail experience. Cars.com helps car shoppers cut through the clutter and supports shoppers with empowering tools from search to signature. Dealers and OEMs value our marketplace for the chance to connect with our massive and valuable in-market audience, and to improve their marketing efficiency with our suite of solutions and tools. According to the 2018 Car Buyer Journey study conducted by IHS Markit, nearly 80% of car shoppers utilize third-party sites such as Cars.com and spend more than 60% of their research time on these sites.

Recent Developments

The Refinancing Transactions

We expect to enter into an amendment (the “Third Amendment”) to our Credit Agreement, dated May 31, 2017 (the “Credit Agreement”), among Cars.com Inc., the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Third Amendment provides for a refinancing of the

Senior Credit Facility in the aggregate principal amount of $430.0 million, comprised of a $230.0 million senior secured revolving credit facility (the “Revolving Credit Facility”) and a $200.0 million senior secured term loan facility (the “Term Loan”). The Third Amendment will also provide for, among other things:

•	an extension of the maturity date of the Senior Credit Facility by three years to May 31, 2025;
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the financial covenants to be comprised of a 3.50x maximum senior secured leverage ratio (with a step up for material permitted acquisitions, subject to certain conditions) and an initial minimum interest coverage ratio of 2.75x (with a step up to 3.00x on June 30, 2023); and

•	certain modifications to negative covenants restricting additional indebtedness, investments, acquisitions, debt repayments and certain dividends and distribution.

Upon the effectiveness of the Third Amendment, the covenant adjustment period that was implemented pursuant to the Second Amendment to the Credit Agreement will end and there will no longer be a minimum liquidity requirement or an anti-cash hoarding covenant. We refer to the Credit Agreement, as amended, including by the Third Amendment, as the “Senior Credit Facility.”

Senior Credit Facility Repayments

During the three months ended September 30, 2020, we repaid $40.0 million of outstanding borrowings under the Revolving Credit Facility and $8.4 million of outstanding borrowings under the Term Loan.

Risk Factor

The COVID-19 pandemic and related restrictions have materially and adversely affected, and could continue to materially and adversely affect, our business, financial condition, liquidity and results of operations.

The COVID-19 pandemic and related restrictions have resulted in a widespread health crisis that has adversely affected businesses, economies and financial markets worldwide, and have caused significant volatility in U.S. and international debt and equity markets.

Our business, financial condition, liquidity and operating results have been, and will continue to be, adversely affected by the COVID-19 pandemic and related restrictions, including any resurgences of the pandemic. For example, the pandemic and related restrictions have caused a widespread increase in unemployment and are expected to result in reduced consumer spending and an economic slowdown or recession. Substantially all of our revenue is generated from subscription services offered to automotive dealers and our national advertising offerings to OEMs and other advertisers in or endemic to the automotive industry and our business may be negatively affected during times of low automobile sales and high unemployment. To the extent that a weakened economy continues to impact our customers’ ability or willingness to pay for our services or our vendors’ ability to provide services to us, our operations, liquidity and financial condition could be negatively impacted.

Negative changes in the financial condition of dealers has resulted and may continue to result in decreased subscription revenue and reduced demand for our services. Moreover, the impact of the pandemic and related restrictions on dealers may materially reduce our number of dealer customers in the future. Additionally, OEMs have and may continue to reduce their advertising spend on our platforms due to the impact of the pandemic and related restrictions on the automotive industry. All of these factors could adversely impact our profitability and financial results.

In an effort to assist our dealer customers impacted by the COVID-19 pandemic and related restrictions, we provided, among other measures, financial relief in the form of certain invoice credits during April, May and June 2020. Although the invoice credits have expired, these discounts and reduced consumer spending have negatively impacted our revenue and results of operations in the near term and, if not effective in mitigating the effects of the pandemic and related restrictions on our dealer customers, may adversely affect our business and results of operations more substantially in the long term.

With respect to managing our expenses, primarily in the second quarter of 2020, we implemented multiple initiatives to adjust our expenses in response to changes in revenue. These steps included: an employee furlough, reduction in force, salary reductions, freezes on hiring and temporary labor, deferral of merit and promotion increases; a reduction of our marketing expense, while carefully maintaining consumer engagement as evidenced by our strong organic traffic; partnering with vendors to reduce cost; and significant reductions of non-essential spending. While we have restored certain expense reducing initiatives, including the return of some furloughed employees, we cannot accurately predict whether these measures will be sufficiently effective in mitigating the impact of the COVID-19 pandemic and related restrictions on our operations, liquidity and financial condition or whether these measures will affect the productivity of our workforce, reduce consumer traffic to our websites or otherwise affect our operations. We may be required to reimplement or implement additional expense-reduction measures or amend our debt instruments in the future if the pandemic and related restrictions persist over a longer period, which could further adversely impact our operations, liquidity and financial condition.

The extent to which the COVID-19 pandemic and responses to it impact our results will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and scope of the pandemic, actions that have been and continue to be taken in response to the pandemic, the availability and cost to access the capital markets, the effect on our dealer customers’ demand for and ability to pay for our services, the effect on consumer demand for our services, disruptions or restrictions on our employees’ ability to work and travel and impacts on employee health and responses to it. During the period of the pandemic and related restrictions, we may not be able to provide the same level of customer service and product features that our dealer customers and consumers are used to, which could negatively impact their perception of our service resulting in an increase in cancellations or reduction in traffic to our website.

We are subject to certain financial and other covenants contained in the Senior Credit Facility. The impact of the COVID-19 pandemic and related restrictions may affect our ability to comply with such covenants. We expect to enter into the Third Amendment to the Senior Credit Facility. As of June 30, 2020, our liquidity (as defined in the Senior Credit Facility) was approximately $232.2 million including cash and cash equivalents and availability under the Revolving Credit Facility. Depending on the impact of the COVID-19 pandemic and related restrictions, we may further seek to amend the Senior Credit Facility to provide greater comfort that we will be able to remain in compliance with our obligations, but we may be unable to do so on terms that are acceptable or to the extent necessary to avoid a default, depending upon conditions in the credit markets, the length and depth of the market reaction to the pandemic and our ability to compete in this environment. We may also seek to raise funds through debt or equity financing in the future to fund operations, significant investments or acquisitions that are consistent with our strategy. Due to the risks created by the and related restrictions the conditions of the capital markets may be more volatile and uncertain. If we need to access the capital markets, there can be no assurance that financing may be available on attractive terms, if at all.

We will continue to actively monitor the issues raised by the COVID-19 pandemic and related restrictions and may take further actions that alter our business operations, as may be required by federal, state or local authorities, or that we determine are in the best interests of our employees, customers, partners and stockholders. It is not clear what the potential lasting effects any such alterations or modifications may have on our business, including the effects on our OEM and dealer customers, suppliers or vendors, consumers or on our financial results. The impact of the pandemic and related restrictions may also heighten other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our subsequent Quarterly Reports on 10-Q, which could adversely affect our business, financial condition, liquidity and results of operations.